EMPLOYMENT SEPARATION AGREEMENT

THIS EMPLOYMENT SEPARATION AGREEMENT ("Agreement") is made and entered into by, between and among JEFFREY A.WELCH ("Employee") and SANDY SPRING BANCORP, INC., a Maryland corporation and registered bank holding company, and SANDY SPRING BANK, a Maryland corporation and chartered commercial bank and trust company, (collectively herein "Employer" or “Bank”) as of October 3, 2013 and is effective the 27th day of August, 2013 (“Effective Date”).

IN CONSIDERATION OF the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1.	Separation from Employment. Employee's last day of employment was August 27, 2013. As of the date of this Agreement, Employee is relieved of any and all daily job related duties.

2.	Payments to Employee.

A. Separation Pay. In recognition of Employee’s service, and in consideration of the promises and mutual covenants contained in this Agreement, the Bank shall pay Employee his current base salary for a period of twelve (12) months ending on August 29, 2014. Such payments shall be made by automatic deposit to Employee’s checking account on the Bank’s regular bi-weekly payroll dates. The first payment will be made on the first regular payroll date after the expiration of the Revocation Period (as defined in Section 12 of this Agreement).

B. Executive Incentive Retirement Plan (EIRP). Employer acknowledges and agrees to pay Employee, in accordance with the terms and provisions of EIRP, all sums that may be due to Employee.

C. Out-Placement Services. Employer agrees to provide, at Employer’s expense, executive out-placement services for a period of twelve months, or until Employee obtains full time employment, whichever occurs sooner.

D. The foregoing payments constitute all compensation due and payable to Employee. All payments will be made out of the general assets of the Bank and are subject to tax withholdings and deductions as required by law.

E. Employer acknowledges its obligation to indemnify Employee and to provide related liability insurance for third-party allegations involving conduct while employed by Employer. Employee and Employer agree that such obligation shall expire on August 27, 2018.

3.	Additional Consideration. Employee acknowledges the payment of the monies referenced herein and agrees that said payment is legal consideration and is in addition to anything of value to which Employee already is entitled to receive.

4.	Benefit Plans. Employee’s health and welfare benefit plan participation, existing as of August 27, 2013, will continue until August 29, 2014, or until Employee obtains full time employment, whichever occurs sooner, and subject to Employee’s rights under COBRA to make self-payments thereafter to continue group health coverage. Long-term care coverage will continue through August 31, 2013. After such time, Employee will have the right to extend coverage at his own expense. Long term disability plan participation shall terminate effective August 31, 2013. Group life insurance policy participation (1 x salary) shall terminate effective August 31, 2013, unless Employee elects to self-pay for conversion of the group life insurance policy.

5. References for Employee. The Employer agrees to provide Employee, upon the effectiveness of this agreement as set out in Section 12, ten originals of the attached Exhibit 1 addressed: “To Whom It May Concern.” Employee shall direct prospective employers seeking oral information regarding prior employment with the Bank to contact Daniel J. Schrider, who will respond in a manner fully consistent with the content of Exhibit 1.

6.	General Release and Forbearance Agreement.

A. Employee accepts the above specified monetary payment in full and complete satisfaction of any and all claims of any kind or description that he may have, or may have had, against Employer to the date of the execution of this Agreement and does hereby irrevocably, fully and finally release, remise, quit claim and forever discharge Employer, its subsidiaries, affiliates, officers, directors, agents, successors, assigns and/or employees from any and all liability for such claims.

B. In consideration for Employee’s release of claims, and other good and valuable consideration, Employer releases, acquits and forever discharges Employee from any and all claims, liabilities, obligations, agreements, damages, known or unknown, that it may have, or may have had against Employee to Effective Date, and does hereby fully and finally release, remise, quit claim and forever discharge Employee from any and all liability for such claims.

C. The effect of Employee signing this Agreement is to prevent Employee from suing Employer, its subsidiaries, affiliates, officers, directors, agents, successors, assigns and/or employees under:

(i)	any employment relations laws;
(ii)	any state, federal or local law, regulation or executive order, prohibiting discrimination on account of age, race, color, sex, sexual orientation, national origin, religion, handicap or veterans status, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Maryland Fair Employment Practices Act, the Maryland Equal Pay Act, and the Maryland Discrimination on the Basis of Medical Information Act;

(iii)	the Age Discrimination in Employment Act of 1967, as amended (ADEA);
(iv)	any common law, including without limitation, claims arising from any contract or tort law;
(v)	any law regulating the provision of employee benefits, or under any Employer benefit plan;
(vi)	any public policy, law or equity or claims for expenses, attorneys' fees, or other monetary or equitable relief or any other claim arising out of, or related to Employee's employment with, or termination from Employer,
(vii)	any contract claimed as a result of an Employer policy,
(viii)	any other claim, howsoever stated, arising out of Employee's employment with Employer or termination of employment with Employer from the date of first employment to the date of this Agreement.

D. This Agreement is not intended to prevent Employee from receiving any benefit to which Employee would otherwise have a non-forfeitable right to receive under the Sandy Spring Bancorp, Inc., Cash and Deferred Profit Sharing [401(k)] Plan.

E. Except to enforce the terms of this Agreement, Employee agrees to refrain from filing any charge, complaint, civil action, litigation or proceeding of any nature or description (or from participating in any purported class action) against Employer, its subsidiaries, officers, directors, agents, successors, assigns and/or employees in any judicial, administrative or other forum, including but not limited to the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, or similar state or local agency, for any matter arising out of Employee's employment with Employer which is satisfied or released hereunder.

7. Return of Property and Confidential Information.

A. Employee will not either directly or indirectly, use, disclose, transmit, or communicate to any person or entity any trade secret, or confidential or proprietary information or documents of the Bank. For purposes of this Agreement, "trade secret or confidential or proprietary information or documents" means any information or document concerning the Bank which Employee learned of, or came into possession of, during the course of employment and which is not generally known and available to public sources outside the Bank. Such information or documents include, without limitation, client lists and information, as well as documents and information, whether written or otherwise, regarding the Bank's earnings, expenses, plans, strategies, prospective and executed contracts, policy statements and procedure manuals, compilations, abstracts or summaries, software programs and related materials and all other business documents. “Document” means any form of business record including electronically stored information.

B. Employee represents that he returned all property to the Bank, including all documents and information (in whatever form) and all copies thereof. He will promptly return any property of the Bank that may come into his possession in the future, and he will make no copies thereof. He will not, either directly or indirectly, use, disclose, transmit, or communicate in any manner any of the Bank's documents or information.

C. Employee has reimbursed the Bank for all presently known personal telephone calls, credit card charges, and other expenses, and further agrees to reimburse the Bank for any such personal expenses that may become known or due.

8. No Disparagement or Adverse Action. Effective immediately, Employee and Employer, on behalf of its senior officers and employees, agree that they each will not make any disparaging or derogatory statements, whether oral or written, or cause or encourage others to make any statements, oral or written, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other. Employee will not make any statement or take any action which could encourage any customer, supplier, or contractor of the Bank, or any person or entity which has referred business to the Bank, to discontinue, in whole or in part, such relations or business with or referral to the Bank, or discourage future relations, business or referrals. Employee will not make any statement or take any action that could encourage or result in the resignation of any employee of the Bank.

9. Non-Disclosure. Unless Employer has made prior public disclosure of this Agreement, Employee will not communicate any information concerning this Agreement (or even the fact that it is entered into) to anyone other than his immediate family members, his accountant, or his attorney, all of whom shall be bound by Employee’s duty of confidentiality and shall keep it confidential. Disclosure by any such person shall constitute a breach of this Agreement for which Employee shall be responsible.

10.	Remedies for Breach.

A. In the event of a disclosure prohibited by this Agreement or if Employee breaches any commitment made in this Agreement other than a commitment which is related to a claim under the ADEA, then, in addition to any other rights the Bank may have: (a) Employee agrees that no further payments under this Agreement shall be due and the Bank shall have the right, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to obtain monetary damages for all sums paid pursuant hereto, or such other relief deemed appropriate, to enforce specific performance of the Agreement by Employee or to enjoin Employee from violating any of the terms of this Agreement, or to recover the payments set forth in Section 2 of this Agreement and (b) Employee hereby specifically agrees he shall pay the Bank's attorney's fees and other costs incurred by the Bank in connection with the breach or a threatened breach, including, but not limited to, seeking to recover such payments and/or to obtain injunctive relief with respect to the breach or any subsequent breach.

B. In the event Employee breaches any commitment made in this Agreement which is related to a claim under the ADEA, then to the extent permitted by the ADEA, Employee agrees that Bank shall have the rights set forth in (a) and (b) of the preceding paragraph of this Section.

11. Binding Legal Effect. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN REACHED BY THE MUTUAL AND PURELY VOLUNTARY AGREEMENT OF THE PARTIES AND THAT IT HAS BINDING LEGAL EFFECT; THAT HE HAS BEEN ADVISED, VIA THIS AGREEMENT, THAT HE IS FREE TO DISCLOSE THIS AGREEMENT TO LEGAL COUNSEL OF HIS CHOICE AND OF THE ADVISABILITY OF DOING SO; THAT, IN FACT, HE HAS CONSULTED WITH LEGAL COUNSEL OF HIS OWN CHOOSING; THAT HE HAS UP TO 21 DAYS TO DECIDE WHETHER TO SIGN THE AGREEMENT. EMPLOYEE ACKNOWLEDGES AND BY HIS SIGNATURE HERETO AGREES THAT THE TERMS OF THIS AGREEMENT HAVE BEEN COMPLETELY READ AND ARE FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED FOR THE PURPOSES SET FORTH HEREIN.

12. Revocation Period. EMPLOYEE MAY UNILATERALLY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS FROM THE DATE OF HIS EXECUTION OF THE AGREEMENT, IN WHICH CASE THIS AGREEMENT SHALL BE NULL AND VOID. Any notice of revocation must be mailed or hand delivered to:

R.E. Kuykendall, General Counsel
Sandy Spring Bank
17801 Georgia Avenue
Olney, MD 20832

This Agreement shall become effective and enforceable after the revocation period. Unless required by law or the terms of any applicable plan or arrangement, the Bank will not make any payments hereunder until the revocation period has expired.

13.  Section 409A Provisions. It is intended that each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code and that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding the foregoing, Employer does not warrant that any payments provided herein will qualify for favorable treatment under Section 409A.

14. Miscellaneous Provisions.

A. Employee acknowledges and agrees that Employer denies any wrongdoing in whole, or in part, and that the payment acknowledged in this Agreement is made without the admission of any wrongdoing, but that the same is specifically denied.

B. This Agreement contains the complete understanding of the parties and supersedes all other agreements between them regarding rights arising out of or related to employment including the termination of such employment, including, but not limited to that certain Change-in-Control Agreement dated March 9, 2012, as amended. The Bank has made no representations or promises to Employee except as set forth herein.

C. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D. The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

E. If any provision of this Agreement is determined to be invalid or unenforceable, the parties agree that the invalid or unenforceable provision shall be modified to the minimum extent necessary so that the rights and obligations of the parties under the Agreement are preserved to the fullest extent permitted by law.

F. The Agreement shall bind Employee, his agents, next of kin, executors, administrators, and representatives and is made for, and shall inure to the benefit of, the Bank and its subsidiaries, affiliates, directors, officers, employees, agents, predecessors, successors and assigns.

G. The masculine form shall include the feminine form and the singular form shall include the plural form and vice versa, whenever the context requires.

H. This Agreement shall be governed by Maryland law.

I. Employer shall reimburse Employee for reasonable attorney’s fees incurred in connection with the successful enforcement by Employee of the obligations of Employer to Employee under this agreement. Successful enforcement shall mean the grant of an award of money or the requirement that Employer take some action specified in this agreement (i) as a result of a court order, or (ii) otherwise following the failure of Employer to pay such money or take such action promptly after written demand therefore is received from Employee stating the reason such money or such action is due under the agreement at or prior to the time of such demand.

WITNESS the following signatures and seals.

EMPLOYEE:

/s/ Jeffrey A. Welch (Seal)
Jeffrey A. Welch

EMPLOYER:

Attest:	Sandy Spring Bancorp, Inc.
and Sandy Spring Bank

Attest:	By: /s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer of Bancorp and Bank

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